Exhibit 7

WILMINGTON SAVINGS FUND SOCIETY, FSB	FFIEC 041
RSSD-ID 437914	Report Date 9/30/2024
Last Updated on 10/30/2024	15

Schedule RC - Balance Sheet(Form Type - 041)

All schedules are to be reported in thousands of dollars. Unless otherwise indicated, report the amount outstanding as of the last business day of the quarter.

Dollar amounts in thousands
1. Cash and balances due from depository institutions (from Schedule RC-A):			1.
a. Noninterest-bearing balances and currency and coin[1]	RCON0081	661,148	1.a.
b. Interest-bearing balances[2]	RCON0071	324,630	1.b.
2. Securities:			2.
a. Held-to-maturity securities (from Schedule RC-B, column A)[3]	RCONJJ34	1,026,305	2.a.
b. Available-for-sale debt securities (from Schedule RC-B, column D)	RCON1773	3,737,119	2.b.
c. Equity securities with readily determinable fair values not held for trading[4]	RCONJA22	0	2.c.
3. Federal funds sold and securities purchased under agreements to resell:			3.
a. Federal funds sold	RCONB987	0	3.a.
b. Securities purchased under agreements to resell[5]	RCONB989	0	3.b.
4. Loans and lease financing receivables (from Schedule RC-C):			4.
a. Loans and leases held for sale	RCON5369	42,121	4.a.
b. Loans and leases held for investment	RCONB528	13,322,174	4.b.
c. LESS: Allowance for credit losses on loans and leases	RCON3123	197,490	4.c.
d. Loans and leases held for investment, net of allowance (item 4.b minus 4.c)	RCONB529	13,124,684	4.d.
5. Trading assets (from Schedule RC-D)	RCON3545	0	5.
6. Premises and fixed assets (including right-of-use assets)	RCON2145	236,392	6.
7. Other real estate owned (from Schedule RC-M)	RCON2150	1,301	7.
8. Investments in unconsolidated subsidiaries and associated companies	RCON2130	16,337	8.
9. Direct and indirect investments in real estate ventures	RCON3656	0	9.
10. Intangible assets (from Schedule RC-M)	RCON2143	907,566	10.
11. Other assets (from Schedule RC-F)[6]	RCON2160	730,130	11.
12. Total assets (sum of items 1 through 11)	RCON2170	20,807,733	12.
13. Deposits:			13.
a. In domestic offices (sum of totals of columns A and C from Schedule RC-E)	RCON2200	16,765,301	13.a.
1. Noninterest-bearing[7]	RCON6631	4,720,788	13.a.1.
2. Interest-bearing	RCON6636	12,044,513	13.a.2.
b. Not applicable			13.b.
14. Federal funds purchased and securities sold under agreements to repurchase:			14.
a. Federal funds purchased[8]	RCONB993	0	14.a.
b. Securities sold under agreements to repurchase[9]	RCONB995	0	14.b.
15. Trading liabilities (from Schedule RC-D)	RCON3548	0	15.
16. Other borrowed money (includes mortgage indebtedness) (from Schedule RC-M)	RCON3190	765,800	16.
17. Not applicable			17.
18. Not applicable			18.
19. Subordinated notes and debentures[10]	RCON3200	0	19.
20. Other liabilities (from Schedule RC-G)	RCON2930	711,384	20.
21. Total liabilities (sum of items 13 through 20)	RCON2948	18,242,485	21.
22. Not applicable			22.

1.	Includes cash items in process of collection and unposted debits.
2.	Includes time certificates of deposit not held for trading.
3.	Institutions should report in item 2.a, amounts net of any applicable allowance for credit losses, and should equal to Schedule RC-B, item 8, column A less Schedule RI-B, Part II, item 7, column B.
4.	Item 2.c is to be completed by all institutions. See the instructions for this item and the Glossary entry for “Securities Activities” for further detail on accounting for investments in equity securities.
5.	Includes all securities resale agreements, regardless of maturity.
6.	Institutions should report in items 3.b and 11 amounts net of any applicable allowance for credit losses.
7.	Includes noninterest-bearing demand, time, and savings deposits.
8.	Report overnight Federal Home Loan Bank advances in Schedule RC, item 16, “Other borrowed money.”
9.	Includes all securities repurchase agreements, regardless of maturity.
10.	Includes limited-life preferred stock and related surplus.

WILMINGTON SAVINGS FUND SOCIETY, FSB	FFIEC 041
RSSD-ID 437914	Report Date 9/30/2024
Last Updated on 10/30/2024	16

Dollar amounts in thousands
23. Perpetual preferred stock and related surplus	RCON3838	0	23.
24. Common stock	RCON3230	0	24.
25. Surplus (exclude all surplus related to preferred stock)	RCON3839	2,403,347	25.
26. Not available			26.
a. Retained earnings	RCON3632	673,167	26.a.
b. Accumulated other comprehensive income[1]	RCONB530	-500,017	26.b.
c. Other equity capital components[2]	RCONA130	0	26.c.
27. Not available			27.
a. Total bank equity capital (sum of items 23 through 26.c)	RCON3210	2,576,497	27.a.
b. Noncontrolling (minority) interests in consolidated subsidiaries	RCON3000	-11,249	27.b.
28. Total equity capital (sum of items 27.a and 27.b)	RCONG105	2,565,248	28.
29. Total liabilities and equity capital (sum of items 21 and 28)	RCON3300	20,807,733	29.
1. Indicate in the box at the right the number of the statement below that best describes the most comprehensive level of auditing work performed for the bank by independent external auditors as of any date during 2023	RCON6724	NR	M.1.
2. Bank’s fiscal year-end date (report the date in MMDD format)	RCON8678	NR	M.2.

Schedule RC-A - Cash and Balances Due From Depository Institutions(Form Type - 041)

Schedule RC-A is to be completed only by banks with $300 million or more in total assets.

Exclude assets held for trading.

Dollar amounts in thousands
1. Cash items in process of collection, unposted debits, and currency and coin:			1.
a. Cash items in process of collection and unposted debits	RCON0020	232,909	1.a.
b. Currency and coin	RCON0080	409,878	1.b.
2. Balances due from depository institutions in the U.S.	RCON0082	11,377	2.
3. Balances due from banks in foreign countries and foreign central banks	RCON0070	7,443	3.
4. Balances due from Federal Reserve Banks	RCON0090	324,171	4.
5. Total	RCON0010	985,778	5.

1.	Includes, but is not limited to, net unrealized holding gains (losses) on available-for-sale securities, accumulated net gains (losses) on cash flow hedges, and accumulated defined benefit pension and other postretirement plan adjustments.
2.	Includes treasury stock and unearned Employee Stock Ownership Plan shares.